EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Real Goods Solar, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements of Real Goods Solar, Inc. which report appears in the Form 10-K of Real Goods Solar, Inc. for the year ended December 31, 2017 (and expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty).

/s/Moss Adams LLP

Denver, Colorado

June 28, 2018